Exhibit 99.2











Consolidated Financial Statements

METRO INC.
September 29, 2007

                                AUDITOR'S REPORT





To the board of directors of METRO INC.

We have audited the accompanying consolidated balance sheet of METRO INC. [the "Company"] as at September 29, 2007, the related consolidated statements of earnings, retained earnings, comprehensive income and cash flows for the year then ended. These financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by Management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, consolidated financial statements referred to above present fairly, in all material respects, the financial position of METRO INC. as at September 29, 2007 and the related consolidated results of its operations and its cash flows for the year then ended, in conformity with Canadian generally accepted accounting principles.





                                               Ernst & Young LLP
                                           Chartered Accountants


Montreal, Canada,
November 2, 2007
   [except as to note 24 which is as of May 9, 2008]

METRO INC.


                       CONSOLIDATED STATEMENTS OF EARNINGS


Years ended September 29, 2007 and September 30, 2006 [Millions of Canadian dollars, except for earnings per share]



                                                                              2007            2006
                                                                                $               $
                                                                           [52 weeks]     [53 weeks]
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------

 Sales [notes 20 and 21]                                                    10,644.6       10,944.0
 Cost of sales and operating expenses [notes 17 and 18]                     10,013.9       10,327.8
 Share of earnings in public company subject to significant                    (25.3)         (22.3)
 influence
 Integration and rationalization costs [note 4]                                 30.5           28.0
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
 Earnings before interest, taxes, depreciation and amortization                625.5          610.5
 Depreciation and amortization [note 5]                                        165.7          177.9
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
 Operating income                                                              459.8          432.6

 Interest, net
 Short term                                                                     (2.7)          (1.9)
 Long term                                                                      64.3           70.6
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
                                                                                61.6           68.7
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
 Earnings before income taxes                                                  398.2          363.9
 Income taxes [note 6]                                                         125.2          107.0
 ---------------------------------------------------------------------------------------------------
 Earnings before minority interest                                             273.0          256.9
 Minority interest                                                              (3.6)           3.9
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
 Net earnings                                                                  276.6          253.0
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------

 Earnings per share [note 7]
 Basic                                                                           2.40           2.21
 Fully diluted                                                                   2.37           2.18
 ---------------------------------------------------------------------------------------------------

See accompanying notes


 METRO INC.


                           CONSOLIDATED BALANCE SHEETS

As at September 29, 2007 and September 30, 2006
[Millions of Canadian dollars]



                                                                             2007            2006
                                                                               $               $
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
 ASSETS
 Current assets
 Cash and cash equivalents                                                  100.5           165.7
 Accounts receivable [notes 8 and 20]                                       327.8           302.1
 Inventories                                                                588.2           565.5
 Prepaid expenses                                                            12.1            11.3
 Future income taxes [note 6]                                                26.1            16.7
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                          1,054.7         1,061.3
 Investments and other assets [note 8]                                      151.0           117.9
 Fixed assets [note 9]                                                    1,202.8         1,129.9
 Intangible assets [note 10]                                                342.1           331.7
 Goodwill                                                                 1,490.1         1,490.1
 Accrued benefit assets  [note 17]                                           33.2            33.0
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                          4,273.9         4,163.9
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities
 Bank loans [note 11]                                                         0.1             0.3
 Accounts payable                                                         1,043.6         1,049.5
 Income taxes payable                                                        20.3            36.8
 Current portion of long-term debt [note 12]                                  5.1             7.3
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                          1,069.1         1,093.9

 Long-term debt [note 12]                                                 1,038.9         1,116.6
 Accrued benefit obligations [note 17]                                       54.9            60.6
 Future income taxes [note 6]                                               139.0           115.0
 Other long-term liabilities [note 13]                                       33.7            44.2
 Minority interest                                                            6.0             9.8
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                          2,341.6         2,440.1
 --------------------------------------------------------------------------------------------------

 Shareholders' equity
 Capital stock [note 14]                                                    714.8           709.0
 Contributed surplus [note 15]                                                2.0             1.6
 Retained earnings                                                        1,214.3         1,013.2
 Accumulated other comprehensive income [note 16]                             1.2              --
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                          1,932.3         1,723.8
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                          4,273.9         4,163.9
 --------------------------------------------------------------------------------------------------

Commitments and contingencies [notes 18 and 19]

See accompanying notes



METRO INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended September 29, 2007 and September 30, 2006
[Millions of Canadian dollars]

                                                                            2007             2006
                                                                              $                $
                                                                         [52 weeks]       [53 weeks]
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 OPERATING ACTIVITIES
 Net earnings                                                               276.6           253.0
 Non cash items
    Integration and rationalization costs [note 4]                            6.6             5.3
    Share of earnings in a public company subject to significant
      influence                                                             (25.3)          (22.3)
    Depreciation and amortization                                           165.7           177.9
    Amortization of deferred financing costs                                  2.0             2.8
    Losses on disposal and write-off of fixed and intangible                  3.3            12.0
      assets
    Gain on disposal of investment [note 8]                                  (1.4)          (10.5)
    Future income taxes                                                      14.0            (4.6)
    Stock-based compensation cost                                             3.5             1.7
    Excess of amounts paid for employee future benefits over
      current period cost                                                    (5.9)          (20.2)
    Minority interest                                                        (3.6)            3.9
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                            435.5           399.0
 Net change in non-cash working capital related to operations               (72.2)           (7.0)
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                            363.3           392.0
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 INVESTING ACTIVITIES
 Net change in investments                                                    3.4            14.5
 Dividends from public company subject to significant influence               2.5             2.1
 Acquisition of fixed assets                                               (229.7)         (170.7)
 Disposal of fixed assets                                                     8.5            12.8
 Acquisition of intangible assets                                           (43.6)          (40.6)
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                           (258.9)         (181.9)
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 FINANCING ACTIVITIES
 Net change in bank loans                                                    (0.2)             --
 Issuance of shares [note 14]                                                11.1             5.4
 Redemption of shares [note 14]                                             (28.9)             --
 Acquisition of treasury shares [note 14]                                    (3.2)           (2.1)
 Increase of long-term debt                                                   3.3           601.5
 Repayment of long-term debt                                                (84.8)         (692.0)
 Net change in other long-term liabilities                                  (14.9)           (3.1)
 Dividends paid                                                             (51.8)          (47.5)
 Distribution to minority interest                                           (0.2)           (0.4)
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                           (169.6)         (138.2)
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 Net change in cash and cash equivalents                                    (65.2)           71.9
 Cash and cash equivalents - beginning of year                              165.7            93.8
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
 Cash and cash equivalents - end of year                                    100.5           165.7
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 Other information
 Interest paid                                                               62.2            52.8
 Income taxes paid                                                          127.7            88.6
 --------------------------------------------------------------------------------------------------
See accompanying notes


METRO INC.


                           CONSOLIDATED STATEMENTS OF
                                RETAINED EARNINGS


Years ended September 29, 2007 and September 30, 2006
[Millions of Canadian dollars]



                                                                             2007            2006
                                                                              $                $
                                                                         [52 weeks]      [53 weeks]
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------


Balance - beginning of year                                               1,013.2           807.7
Net earnings                                                                276.6           253.0
Dividends                                                                   (51.8)          (47.5)
Share redemption premium [note 14]                                          (23.7)            --
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
Balance - end of year                                                     1,214.3         1,013.2
---------------------------------------------------------------------------------------------------

See accompanying notes




                           CONSOLIDATED STATEMENTS OF
                              COMPREHENSIVE INCOME


Years ended September 29, 2007 and September 30, 2006
[Millions of Canadian dollars]



                                                                             2007            2006
                                                                              $                $
                                                                         [52 weeks]      [53 weeks]
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------


Net earnings                                                                276.6           253.0
Other comprehensive income
Change in fair value of derivatives designated as
cash flow hedges (net of income taxes of $0.4)                                0.8             --
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
Comprehensive income                                                        277.4           253.0
---------------------------------------------------------------------------------------------------

See accompanying notes



METRO INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 29, 2007 and September 30, 2006 [Millions of Canadian dollars, except for data per share]


1.      DESCRIPTION OF BUSINESS

METRO INC. (the Company) is one of the leading Canadian food retailers and distributors. The Company operates, in Quebec and Ontario, a network of stores in the conventional and discount food distribution and pharmacy sectors. The regions within which the Company's operations are concentrated have been grouped together in a single operating segment in light of their similar economic characteristics.


2.      SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of the Company, in Canadian dollars, have been prepared by management in accordance with Canadian generally accepted accounting principles (GAAP) which require management to make estimates and assumptions that affect the amounts recorded in the consolidated financial statements and presented in the accompanying notes. Actual results could differ from these estimates. The Company's consolidated financial statements have been properly prepared within the reasonable limits of materiality and in conformity with the accounting policies summarized below:

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, as well as those of variable interest entities
(VIEs) for which the Company is the primary beneficiary. All intercompany transactions and balances were eliminated on consolidation.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, bank balances, highly liquid investments (with an initial term of three months or less), restricted bank balances of VIEs ($23.1 as at September 29, 2007 and $23.8 as at September 30,
2006), outstanding deposits and cheques in transit. They are classified as "Financial Assets Held for Trading" and are marked-to-market through net income at each period end.

Accounts receivable

Accounts receivable are classified as "Loans and Receivables". After their initial fair value measurement, they are measured at amortized cost using the effective interest rate method. For the Company, the measured amount generally corresponds to cost.

Inventory valuation

Wholesale inventories are valued at the lower of cost, determined by the average cost method net of certain considerations received from vendors, and net realizable value. Retail inventories are valued at the retail price less the gross margin and certain considerations received from vendors.

2.     SIGNIFICANT ACCOUNTING POLICIES [Cont'd]

Investments and other assets

The investment in a public company subject to significant influence is accounted for using the equity method.
Investments in companies are classified as "Available-for-sale Securities" and are marked-to-market through comprehensive income at each period end. Loans to certain customers are classified as "Loans and Receivables". After their initial fair value measurement, they are measured at amortized cost using the effective interest rate method. For the Company, the measured amount generally corresponds to cost.

Fixed assets

Fixed assets are recorded at cost. Buildings and equipment are depreciated on a straight-line basis over their useful lives. Leasehold improvements are depreciated on a straight-line basis over the shorter of their useful lives or the remaining lease term. The depreciation method and estimate of the useful life of fixed assets are reviewed annually.

-----------------------------------------------------------------------------

Buildings                                                            40 years
Equipment                                                       3 to 20 years
Leasehold improvements                                          5 to 20 years
-----------------------------------------------------------------------------

Leases

The Company accounts for capital leases in instances when it has acquired substantially all the benefits and risks incident to ownership of the leased property. The cost of assets under capital leases represents the present value of minimum lease payments and is amortized on a straight-line basis over the lease term. Assets under capital leases are presented under "Fixed assets" in the consolidated balance sheet.
Leases that do not transfer substantially all the benefits and risks incident to ownership of the property are accounted for as operating leases.

Intangible assets

Intangible assets with definite useful lives are recorded at cost and are amortized on a straight-line basis over their useful lives. The amortization method and estimate of the useful life of an intangible asset are reviewed annually.

-----------------------------------------------------------------------------

Leasehold rights                                               20 to 40 years
Software                                                        3 to 10 years
Improvements and development of retail network loyalty          5 to 20 years
Prescription files                                                   10 years
-----------------------------------------------------------------------------

2.     SIGNIFICANT ACCOUNTING POLICIES [Cont'd]

Intangible assets with indefinite lives, such as banners and private labels and some agreements, are recorded at cost and are not subject to amortization. Intangible assets not subject to amortization are tested for impairment annually or more often if events or changes in circumstances indicate that the asset might be impaired. When the impairment test indicates that carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to the excess.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Goodwill is tested for impairment annually or more often if events or changes in circumstances indicate that it might be impaired. The impairment test first consists of a comparison of the fair value of the reporting unit to which goodwill is assigned with its carrying amount. When the carrying amount of a reporting unit exceeds its fair value, the fair value of the reporting unit's goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. Any impairment loss is charged to earnings in the period in which the loss is incurred. The Company uses the indicated earnings method to determine the fair value of reporting units.

Impairment of long-lived assets

Long-lived assets, excluding goodwill and intangible assets with indefinite useful lives, are assessed for impairment whenever events or changes in circumstances indicate that this carrying amount may not be recoverable by comparing their carrying amount with their expected net undiscounted future cash flows directly associated to its use and eventual disposal. The impairment loss, the amount by which the carrying amount of the assets exceeds their fair value, if any, is charged to earnings.

Deferred financing costs
Financing costs related to long-term credit facilities are deferred and amortized using the effective interest rate method over the term of the corresponding loans. When long-term credit facilities are repaid, the corresponding financing costs are charged to earnings. Deferred financing costs are presented under "Intangible assets" in the consolidated balance sheet and the related amortization under "Long-term interest" in the consolidated statement of earnings.

Employee future benefits

The Company accounts for employee future benefit plan assets and obligations and related costs of defined benefit pension plans and other retirement benefits and other post-employment benefit plans under the following accounting policies:
     o The accrued benefit obligations and the cost of pension and other retirement benefits earned by participants are determined from actuarial calculations according to the projected benefit method prorated on services based on management's best estimate assumptions relating to return on the plan assets, salary escalation, retirement age of participants and estimated health-care costs.

2.     SIGNIFICANT ACCOUNTING POLICIES [Cont'd]

     o For the purpose of calculating the estimated rate of return on the plan assets, assets are assessed at fair value.
     o Pension obligations are discounted based on current market interest rates.
     o Actuarial gains or losses arise from the difference between the actual long-term rate of return on plan assets for a period and the expected long-term rate of return on plan assets for that period, or from changes in actuarial assumptions used to determine the accrued benefit obligations.
     o The excess of the net actuarial gain or loss over 10% of accrued benefit obligations, or over 10% of the fair value of the plan assets where such amount is higher, is amortized over the average remaining service period of active participants. The average remaining service period of active participants covered by the pension plans is 14 years and the average remaining service period of active participants covered by the other post employment benefit plans is 15 years.
     o Past service costs arising from plan amendments are deferred and amortized on a straight-line basis over the average remaining service period of the active participants at the date of amendment.

The cost of defined contribution pension plans, which includes multi-employer pension plans, is expensed as contributions are due.

Other financial liabilities

Bank loans, accounts payable, credit facilities, notes, loans payable, and obligations under capital leases are classified as "Other Financial Liabilities". After their initial fair value measurement, they are measured at amortized cost using the effective interest rate method. For the Company, the measured amount generally corresponds to cost.

Sales recognition

Retail sales made by corporate stores and stores for which the Company is the primary beneficiary are recognized at the time of sale to the customer and, for affiliated stores and other customers, when the goods are delivered. The rebates granted by the Company to its retailers are recorded as a reduction in sales.

Recognition of considerations received from a vendor
Certain cash considerations received from a vendor are to be considered as an adjustment of the prices of the vendor's products and are therefore characterized as a reduction of cost of sales and related inventories when recognized in the consolidated statements of earnings and consolidated balance sheets. Certain exceptions apply if the consideration is a payment for assets or services delivered to the vendor or for reimbursement of selling costs incurred to promote the vendor's products. These other considerations received from a vendor are accounted for, according to their nature, under sales or as a reduction of cost of sales and operating expenses.

2.     SIGNIFICANT ACCOUNTING POLICIES [Cont'd]

Foreign currency translation

Monetary items on the balance sheet are translated at the exchange rate in effect at year-end, while non-monetary items are translated at the historical exchange rates. Revenues and expenses are translated at the rates of exchange in effect on the transaction date or at the average exchange rate for the period. Gains or losses resulting from the translation are included in current period earnings.

Income taxes

The Company follows the liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are accounted for based on estimated taxes recoverable or payable that would result from the recovery or settlement of the carrying amount of assets and liabilities. Future tax assets and liabilities are measured using substantively enacted tax rates expected to be in effect when the temporary differences are expected to reverse. Changes in these amounts are included in current period earnings.

Stock-based compensation and other stock-based payments

The Company recognizes stock-based compensation expense and other stock-based payments in earnings based on the fair value method for stock options granted since September 29, 2002. The Black & Scholes model is used to determine the fair value on the award date of stock options. Compensation expense is recognized over the expected term of the award.

Performance share unit plan

The Company establishes the value of the compensation related to the performance share unit plan based on the market value of the Company's Class A Subordinate Shares at grant date. The compensation expense is recognized over the vesting period. The impact of changes in the number of performance share units resulting is recorded in the period where the estimate is revised. The grant qualifies as an equity instrument.

Earnings per share

Net earnings per share are calculated based on the weighted average number of Class A Subordinate Shares and Class B Shares outstanding during the year. Fully diluted net earnings per share are calculated using the treasury stock method and take into account all the elements that have a dilutive effect.

2.     SIGNIFICANT ACCOUNTING POLICIES [Cont'd]

Financial instruments

In accordance with its risk management strategy, the Company uses derivative financial instruments. Designation as a hedge is only allowed if, both at the inception of the hedge and throughout the hedge period, the changes in the fair value or cash flows of the derivative financial instrument are expected to offset the changes in the fair value or cash flows of the hedged item attributable to the hedged risks. The Company does not enter into derivative financial instruments for speculative purposes.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedge transactions. This process includes linking all derivatives to forecasted foreign currency cash flows or to specific assets and liabilities. The Company also formally documents and assesses, both at the hedge's inception and on an ongoing basis, whether the derivative financial instruments that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

The derivative financial instruments used by the Company primarily consist of interest rate swaps that enable the Company to substitute the variable rate interest payments with fixed rate interest payments. The Company has decided to apply hedge accounting to its interest rate swaps and treat them as cash flow hedges. These derivatives are marked-to-market at each period end and resulting gains/losses are recognized in comprehensive income to the extent the hedging relationship is effective.

Fiscal year

The Company's fiscal year ends on the last Saturday of September. The fiscal years ended September 29, 2007 and September 30, 2006 include 52 and 53 weeks of operations, respectively.

3.     NEW ACCOUNTING POLICIES

Adopted in 2007
Comprehensive Income, Financial Instruments and Hedges

In the first quarter of 2007, the Company adopted the following new accounting standards issued by the Canadian Institute of Chartered Accountants (CICA):

Section 1530 "Comprehensive Income", introduces a new financial statement which shows the change in equity of an enterprise from transactions and other events and circumstances from non-owner sources.

Section 3855 "Financial Instruments -- Recognition and Measurement", establishes standards for recognizing and measuring financial instruments, namely financial assets, financial liabilities and derivatives.

The new standard lays out how financial instruments are to be recognized depending on their classification. Depending on financial instruments' classification, changes in subsequent measurements are recognized in net income or comprehensive income.

The Company has implemented the following classification:

o Cash and cash equivalents are classified as "Financial Assets Held for Trading". These financial assets are marked-to-market through net income at each period end.
o Accounts receivable and loans to certain customers are classified as "Loans and Receivables". After their initial fair value measurement, they are measured at amortized cost using the effective interest rate method. For the Company, the measured amount generally corresponds to cost.
o Investments in companies are classified as "Available-for-sale Securities". These financial assets are marked-to-market through comprehensive income at each period end.
o Bank loans, accounts payable, credit facilities, notes, loans payable, and obligations under capital leases are classified as "Other Financial Liabilities". After their initial fair value measurement, they are measured at amortized cost using the effective interest rate method. For the Company, the measured amount generally corresponds to cost.

Section 3865 "Hedges", whose application is optional, establishes how hedge accounting may be applied. The Company, in keeping with its risk management strategy, has decided to apply hedge accounting to its interest rate swaps and treat them as cash flow hedges. These derivatives are marked-to-market at each period end and resulting gains/losses are recognized in comprehensive income to the extent the hedging relationship is effective.

3.     NEW ACCOUNTING POLICIES [Cont'd]

These new standards have to be applied without restatement of prior period amounts. Upon initial application all adjustments to the carrying amount of financial assets and liabilities shall be recognized as an adjustment to the opening balance of retained earnings or accumulated other comprehensive income, depending on the classification of existing assets or liabilities. The Company has recognized a $0.4 adjustment to the opening balance of accumulated other comprehensive income with respect to the interest rate swaps designated as cash flow hedges. No adjustment has been recognized to the opening balance of retained earnings.

Adopted in 2006
Accounting by a Vendor for Consideration Given to a Customer
(Including a Reseller of the Vendor's Products)

The Company adopted, in the third quarter of fiscal 2006, EIC-156 "Accounting by a Vendor for Consideration Given to a Customer (including a Reseller of the Vendor's Products)". Under this new standard, the rebates granted by the Company to its retailers have to be reclassified as a reduction in sales rather than as cost of sales. The new standard was applied retroactively with restatement of prior interim financial statements.

Disclosures by Entities Subject to Rate Regulation

At the end of fiscal 2006, the Company adopted accounting guideline AcG-19 "Disclosures by Entities Subject to Rate Regulation". This new guideline requires that entities which provide products subject to rate regulation present additional information explaining the nature of the rate regulation, its economic impact and its effect on the financial statements.

Recently issued
Capital and Financial Instruments

In December 2006, the CICA issued three new Handbook sections regarding capital and financial instruments, i.e. Sections 1535, 3862 and 3863, which are effective for interim and annual financial statements relating to fiscal years beginning on, or after October 1, 2007. The Company intends to apply these new standards in the first quarter ending December 22, 2007, and does not foresee that these new sections will have a material effect on its results, financial position and cash flows.

Section 1535 "Capital Disclosures" establishes standards for disclosing information about an entity's capital and how it is managed. These standards require an entity to disclose the following:
o   its objectives, policies and processes for managing capital;
o   summary quantitative data about what it manages as capital;
o whether during the period it complied with any externally imposed capital requirements to which it is subject;

3.     NEW ACCOUNTING POLICIES [Cont'd]

o when the entity has not complied with such requirements, the consequences of such non-compliance.

Section 3862 "Financial Instruments - Disclosures" modifies the disclosure requirements for financial instruments that were included in Section 3861 "Financial Instruments - Disclosure and Presentation". The new standards require entities to provide disclosures in their financial statements that enable users to evaluate:
o the significance of financial instruments for the entity's financial position and performance;
o the nature and extent of risks arising from financial instruments to which the entity is exposed during the period and at the balance sheet date, and how the entity manages those risks.

Section 3863 "Financial Instruments - Presentation" carries forward unchanged the presentation requirements of the old Section 3861 "Financial Instruments - Disclosure and Presentation".

Inventories

In March 2007, the CICA issued the new Section 3031 "Inventories" which will replace Section 3030 "Inventories". The new Section prescribes measurement of inventories at the lower of cost and net realizable value. It provides guidance on the determination of cost, allows the use of the retail method, prohibits use in the future of the last-in, first-out (LIFO) method, and requires reversal of previous write-downs when there is a subsequent increase in the value of inventories. It also requires greater disclosure regarding inventories and the cost of sales. The new standard will be effective for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2008. The Company is currently evaluating their effect on its results, financial position and cash flows as well as the possibility of early application.

4.       INTEGRATION AND RATIONALIZATION COSTS

Following the acquisition of A&P Canada, The Company developed a plan to integrate and rationalize its operations. This initial three-part plan dealt with the store network, the integration of overall operations, and the implementation of information systems at A&P Canada.

The integration and rationalization plan's initial anticipated cost was $55 over two years. With $28 incurred in fiscal 2006, it was revised in the third quarter of 2007 to allow for a fuller integration of Loeb Canada's operations into A&P Canada's. Costs of $30.5 were recorded in fiscal 2007, some of which were for the Loeb integration's completion in the next fiscal year. Total costs recorded over the two years following the acquisition of A&P Canada were $58.5.

Plan`s costs stemming from A&P Canada operations are included in the purchase price allocation and costs stemming from the acquiring entity's operations are recorded in the statement of earnings at the time they are incurred and are described as follows:





By Nature of Project
                                                     2007                 2006                 Total
                                                       $                    $                    $
-------------------------------------------- ---------------------- ------------------ -----------------------
Stores                                                8.4                  11.9                20.3
Integration of operations                            10.6                  13.9                24.5
Implementation of information systems                11.5                   2.2                13.7
-------------------------------------------- ---------------------- ------------------ -----------------------
-------------------------------------------- ---------------------- ------------------ -----------------------
                                                     30.5                  28.0                58.5
-------------------------------------------- ---------------------- ------------------ -----------------------



By Nature of Costs

                                Beginning    Incurred       Paid       Ending      Incurred in   Incurred Total
                                liability     in 2007                 liability       2006
                                    $            $           $            $             $             $
Retention bonuses,
   termination benefits and
   others                          2.1          10.3         7.0         5.4          18.1           28.4
Training and IT
   implementation                   --          11.5        10.2         1.3           2.2           13.7
Vacant premises                    1.5           2.1         1.3         2.3           2.4            4.5
----------------------------- -------------- ----------- ----------- ------------ -------------- ------------
                                   3.6          23.9        18.5         9.0          22.7           46.6
Assets write-off                                 6.6                                   5.3           11.9
----------------------------- -------------- ----------- ----------- ------------ -------------- ------------
----------------------------- -------------- ----------- ----------- ------------ -------------- ------------
                                                30.5                                  28.0           58.5
----------------------------- -------------- ----------- ----------- ------------ -------------- ------------


5.       DEPRECIATION AND AMORTIZATION

                                                                             2007            2006
                                                                              $               $
 -------------------------------------------------------------------------------------------------
 -------------------------------------------------------------------------------------------------

 Fixed assets                                                                134.3           148.0
 Intangible assets                                                            31.4            29.9
 -------------------------------------------------------------------------------------------------
 -------------------------------------------------------------------------------------------------
                                                                             165.7           177.9
 -------------------------------------------------------------------------------------------------



6.       INCOME TAXES

The main components of the provision for income taxes were as follows:

                                                                              2007            2006
                                                                               $               $
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 Payable                                                                      111.2           111.6
 Future                                                                        14.0            (4.6)
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                              125.2           107.0
 --------------------------------------------------------------------------------------------------

The effective income tax rates were as follows:

                                                                              2007            2006
                                                                               %               %
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 Combined statutory income tax rate                                           32.3            31.8
 Changes
    Impact of federal tax rate decrease of 0.5%[3.12%
       in 2006] on future taxes [$1.8 in 2007 and                             (0.5)           (3.0)
       $10.8 in 2006]
    Impact of Quebec tax rate increase of 3% on
       future taxes [$5.3 in 2006]                                               --            1.5
    Share of earnings of a public company subject to
       significant influence                                                  (0.9)           (0.8)
    Gain on disposal of investment                                               --           (0.4)
    Other                                                                      0.5             0.3
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                              31.4            29.4
 --------------------------------------------------------------------------------------------------


6.       INCOME TAXES [Cont'd]

Future taxes reflect the net tax impact of timing differences between the value of assets and liabilities for accounting and tax purposes. The main components of the Company's future tax assets and liabilities were as follows:

                                                                              2007            2006
                                                                               $               $
---------------------------------------------------------------------------------------------------

Future tax assets
Accrued expenses, provisions and other reserves that are
   tax-deductible only at the time of disbursement                            19.1            23.8
Deferred tax losses                                                           21.6            10.1
Excess of tax value over net book value of assets under
   capital leases                                                             11.6            11.0
Employee future benefits                                                      19.2            20.4
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
                                                                              71.5            65.3
Current portion                                                               26.1            16.7
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
Long-term future tax assets                                                   45.4            48.6
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

Future tax liabilities
Accumulated equity earnings from a public company subject
   to significant influence                                                  (18.9)          (14.7)
Employee future benefits                                                     (11.6)          (10.7)
Interest rate swaps                                                           (0.6)            --
Excess of net book value over tax value
  Fixed assets                                                               (39.0)          (29.0)
  Intangible assets                                                          (97.9)          (94.3)
  Goodwill                                                                   (16.4)          (14.9)
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
Long-term future tax liabilities                                            (184.4)         (163.6)
Long-term future tax assets                                                   45.4            48.6
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
Long-term future tax liabilities, net                                       (139.0)         (115.0)
---------------------------------------------------------------------------------------------------



7.      EARNINGS PER SHARE

Basic net earnings per share and fully diluted net earnings per share were calculated based on the following number of shares:

                                                                               2007           2006
 millions
 --------------------------------------------------------------------------------------------------

 Weighted average number of shares outstanding - Basic                         115.0          114.6
 Dilutive effect under stock option plan and performance share units             1.6            1.3
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
 Weighted average number of shares outstanding - Diluted                       116.6          115.9
 --------------------------------------------------------------------------------------------------



8.      INVESTMENTS AND OTHER ASSETS

                                                                               2007            2006
                                                                                $               $
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------

 Investment at equity in a public company including share of earnings until July 22, 2007 [July 23, 2006] [quoted market value: as at
    September 29, 2007 - $423.2; as at September 30, 2006 - $498.2]           133.1            110.3
 Investments in companies                                                       0.1              0.1
 Interest rate swaps                                                            1.8              --
 Loans to certain customers bearing interest at floating rates,
    repayable in monthly instalments, maturing through 2013                     9.2              8.6
 Assets held for sale                                                           8.8              5.8
 Other assets                                                                   7.4              --
 ---------------------------------------------------------------------------------------------------
                                                                              160.4            124.8
 Current portion included in receivables                                        9.4              6.9
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
                                                                              151.0            117.9
 ---------------------------------------------------------------------------------------------------



During fiscal 2006, the Company sold its interest in a company accounted for under the cost method, for an amount of $12.8 realizing a pre-tax gain on disposal of $10.5.

9.      FIXED ASSETS

                                            2007                                2006
                                --------------------------------   --------------------------------
                                         Accumulated   Net book            Accumulated   Net book
                                Cost    depreciation    value      Cost    depreciation   Value
                                 $            $           $         $           $           $
 --------------------------------------------------------------------------------------------------

 Land                           166.6          --        166.6     158.9          --       158.9
 Buildings                      365.1        83.2        281.9     336.4        81.9       254.5
 Equipment                      821.8       389.7        432.1     731.4       300.6       430.8
 Leasehold improvements         414.3       118.2        296.1     348.6        92.8       255.8
 Assets under capital leases     35.7         9.6         26.1      35.7         5.8        29.9
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                              1,803.5       600.7      1,202.8   1,611.0       481.1     1,129.9
 --------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------


Net acquisitions under capital leases and other acquisitions of assets excluded from the consolidated statement of cash flows was nil in 2007 [2006 - $0.2].


10.     INTANGIBLE ASSETS



                                            2007                                2006
                                ------------------------------     --------------------------------
                                        Accumulated   Net book            Accumulated   Net book
                                Cost    amortization    value      Cost    amortization   Value
                                 $            $           $         $           $           $
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
 Intangible assets with
    definite lives
 Leasehold rights                75.3        28.1         47.2      75.8        25.8        50.0
 Software                       132.5        63.3         69.2     106.7        52.0        54.7
 Improvements and
    development of retail
    network loyalty             194.7        93.9        100.8     188.8        89.4        99.4

 Prescription files               7.4         1.1          6.3       7.4         0.4         7.0
 Deferred financing costs        15.7         5.6         10.1      15.7         3.6        12.1
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                425.6       192.0        233.6     394.4       171.2       223.2
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
 Intangible assets with
    indefinite lives
 Banners                         53.3         --          53.3      53.3         --         53.3
 Private labels and
    agreements                   55.2         --          55.2      55.2         --         55.2
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                108.5         --         108.5     108.5         --        108.5
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                534.1       192.0        342.1     502.9      171.2        331.7
 --------------------------------------------------------------------------------------------------




Net acquisitions of intangible assets excluded from the consolidated statement of cash flows amounted to $1.6 in 2007 [2006 - $1.5].

11.     BANK LOANS

On August 8 2007, the Company renegotiated conditions of its banking credit facilities relative to the $400 revolving line of credit which is unused and Credit Facility A in the amount of $394.5 as described under note 12. The expiry term for these credit facilities has been extended to August 2012 and the relative interest rates have been reduced. The line of credit bears interest at rates with changes in bankers' acceptance rates and is not secured. As at September 29, 2007 and September 30, 2006, the line of credit was unused. The consolidated VIEs have demand revolving credit facilities totalling $6.3 [$6.1 in 2006] bearing interest at prime, unsecured and expiring on various dates up to 2008. As at September 29, 2007, $0.1 [$0.3 as at September 30, 2006] of the demand revolving credit facilities had been drawn at a rate of 6.25 % [6 % as at September 30, 2006].

12.     LONG-TERM DEBT

The Credit A Facility bears interest at rates which fluctuate with changes in bankers' acceptance rates and is unsecured.




                                                                               2007           2006
                                                                                $              $
 --------------------------------------------------------------------------------------------------

 Credit Facility A, at a rate of 5.14% [2006 - 4.45%]                          394.5          469.3
 repayable on August 15, 2012 or earlier
 Series A notes bearing interest at a nominal rate of
    4.98%, maturing on October 15, 2015 and
    retractable by the issuer at any time prior to                             200.0          200.0
    maturity.
 Series B notes bearing interest at a nominal rate of 5.97%, maturing on October
    15, 2035 and retractable by the issuer at any time prior to maturity.     400.0          400.0

 Loans, maturing on various dates through 2011,
    bearing interest at a rate of 5.7% [2006 - 5.6%]                            10.7           10.4
 Obligations under capital leases, bearing interest at
    an effective rate of 10.2% [2006 - 10.9%]                                   38.8           44.2
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                             1,044.0        1,123.9
 Current portion                                                                 5.1            7.3
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                             1,038.9        1,116.6
 --------------------------------------------------------------------------------------------------










12.     LONG-TERM DEBT [Cont'd]


Minimum payments required on long-term debt over the next fiscal years were as follows:



                                      Loans          Medium-term    Obligations under      Total
                                                        notes        capital leases
                                         $                                 $                $
 -----------------------------------------------------------------------------------------------

 2008                                   1.4               --                7.7            9.1
 2009                                   1.2               --                7.2            8.4
 2010                                   0.9               --                6.5            7.4
 2011                                   0.4               --                5.2            5.6
 2012                                 394.7               --                5.2          399.9
 2013 and thereafter                    6.6            600.0               34.7          641.3
 -----------------------------------------------------------------------------------------------
 -----------------------------------------------------------------------------------------------
                                      405.2            600.0               66.5        1,071.7
 -----------------------------------------------------------------------------------------------



The minimum payments in respect of the obligations under capital leases included interest amounting to $27.7 on these obligations [2006 - $32.4].

13.     OTHER LONG-TERM LIABILITIES


                                                                          2007               2006
                                                                            $                  $
----------------------------------------------------------------------------------------------------

Lease liabilities                                                         27.5                27.2
Integration and rationalization plan-related liabilities                   1.8                17.0
Other liabilities                                                          4.4                 --
----------------------------------------------------------------------------------------------------
                                                                          33.7                44.2
----------------------------------------------------------------------------------------------------



14.     CAPITAL STOCK

Authorized

Unlimited number of First Preferred Shares, non-voting, without par value, issuable in series.

Unlimited number of Class A Subordinate Shares, bearing one voting right per share, participating, convertible into Class B Shares in the event of a takeover bid involving Class B Shares, without par value.

Unlimited number of Class B Shares, bearing 16 voting rights per share, participating, convertible in the event of disqualification into an equal number of Class A Subordinate Shares on the basis of one Class A Subordinate Share for each Class B Share held, without par value.


Outstanding


                                              Class A                  Class B
                                        Subordinate Shares              Shares             Total
                                        -------------------        -----------------
                                         Number         $           Number         $          $
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                       [Thousands]              [Thousands]

 Balance as at September 24, 2005        113,504      701.9          923         1.9        703.8
 Shares issued for cash                      377        5.4           --         --           5.4
 Acquisition of treasury shares
    excluding premium of $1.7               (72)       (0.4)          --         --          (0.4)
 Transfer from contributed surplus -
    options exercised                        --         0.2           --         --           0.2
 Conversion of Class B Shares into
    Class A Subordinate Shares               43         0.2          (43)       (0.2)         --
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
 Balance as at September 30, 2006       113,852       707.3          880         1.7        709.0
 Shares issued for cash                     659        11.1           --         --          11.1
 Shares  redeemed for cash,  excluding
    premium of $23.7                       (822)       (5.2)          --         --          (5.2)
 Acquisition of treasury shares
    excluding premium of $2.7               (82)       (0.5)          --         --          (0.5)
 Transfer from contributed surplus -
    options exercised                        --         0.4           --         --           0.4
 Conversion of Class B Shares into
    Class A Subordinate Shares               76         0.1          (76)       (0.1)         --
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
 Balance as at September 29, 2007       113,683       713.2          804         1.6        714.8
 --------------------------------------------------------------------------------------------------


14.      CAPITAL STOCK [Cont'd]

Stock option plan

The Company has a stock option plan for certain employees with options to purchase up to 10,000,000 Class A Subordinate Shares. The subscription price of each Class A Subordinate Share issuable upon exercise of options under the plan is equal to the market price of the shares on the day prior to the day the option was granted and must be paid in full at the time the option is exercised. While the Board of Directors determines other terms and conditions for the exercise of options, options may not extend beyond a five-year period from the date the option may initially be exercised, in whole or in part, and the total period may never exceed ten years from the date the option was granted. Options may generally be exercised two years after they were granted and vest at the rate of 20% per year.

The options outstanding and the changes during the year were summarized as follows:

                                                                              Weighted average
                                                              Number           exercise price
                                                           [Thousands]            [Dollars]
 -------------------------------------------------------------------------------------------------
 -------------------------------------------------------------------------------------------------

 Balance as at September 24, 2005                              4,374                 19.72
 Granted                                                         265                 30.41
 Exercised                                                      (373)                14.09
 Cancelled                                                       (33)                23.56
 -------------------------------------------------------------------------------------------------
 -------------------------------------------------------------------------------------------------
 Balance as at September 30, 2006                              4,233                 20.85
 Granted                                                         200                 37.55
 Exercised                                                      (658)                16.79
 Cancelled                                                       (37)                26.76
 -------------------------------------------------------------------------------------------------
 -------------------------------------------------------------------------------------------------
 Balance as at September 29, 2007                              3,738                 22.40
 -------------------------------------------------------------------------------------------------


The table below summarizes information regarding the stock options outstanding and exercisable as at September 29, 2007:




                       Options outstanding                             Exercisable options
                  -----------------------------                     -------------------------------
                                     Weighted        Weighted                        Weighted
                                      average         average                        average
    Range of                         remaining       exercise                        exercise
 exercise prices     Number            period          price           Number         price
    [Dollars]     [Thousands]         [Months]      [Dollars]       [Thousands]     [Dollars]
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 11.80 to 17.23        455              15.3          14.07             372           13.37
 18.43 to 27.25      2,847              26.1          22.01           2,240           21.43
 29.74 to 39.17        436              73.0          33.65             --               --
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                     3,738              30.3          22.40           2,612           20.28
 --------------------------------------------------------------------------------------------------





14.     CAPITAL STOCK [Cont'd]

The weighted average fair value of $10.49 [2006 - $9.65] for stock options granted during the year was established at the time of grant using the Black & Scholes model and based on the following weighted average assumptions: risk-free interest rate of 4.3% [2006 - 4.2%], expected six-year term [2006 - six-year term], anticipated volatility of 25.1% [2006 - 30%] and an anticipated 1.5% dividend yield [2006 - 1.5%]. Compensation expense for these options amounted to $2.1 for the fiscal year ended September 29, 2007 [$1.3 for fiscal year ended September 30, 2006].

Performance Share Unit Plan

The Company has a performance share unit (PSU) plan. Under this program, senior executives and other key employees (participants) periodically receive a given number of PSUs which may increase if the Company meets certain financial performance indicators. The PSUs entitle the participant to Class A Subordinate Shares of the Company, or at the latter's discretion, the cash equivalent. PSUs vest over a period of three years.

PSU outstanding and changes during the year were summarized as follow :




                                                                                   Number
                                                                                  [Units]
 ------------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------------
 Balance as at September 24, 2005                                                      --
 Granted for the current period (may reach 80,087)                                 50,032
 Cancelled                                                                         (1,584)
 ------------------------------------------------------------------------------------------------
 Balance as at September 30, 2006                                                  48,448
 Granted following the achievement of performance indicators related               29,270
 to previous fiscal year
 Granted for the current period (may reach 82,176)                                 51,941
 Cancelled                                                                         (5,840)
 ------------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------------
 Balance as at September 29, 2007                                                 123,819
 ------------------------------------------------------------------------------------------------



The Company instructed a trustee to purchase Class A Subordinate Shares of the Company on the stock market. During fiscal 2007, the trustee purchased 82,000 Class A Subordinate Shares of the Company for a consideration of $3.2. A total of 154,000 shares were held in trust for participants until the PSUs shall have vested or been cancelled. The trust, considered a variable interest entity, is consolidated in the Company's financial statements with the value of the acquired shares presented as treasury shares reducing capital stock

A compensation expense of $1.4 was recorded during fiscal 2007 under this PSU plan [2006 - 0.4$].


15.      CONTRIBUTED SURPLUS


                                                                               2007           2006
                                                                                $               $
 -------------------------------------------------------------------------------------------------
 -------------------------------------------------------------------------------------------------

 Balance - beginning of year                                                   1.6             1.8
 Stock-base compensation cost                                                  3.5             1.7
 Stock options exercised                                                      (0.4)           (0.2)
 Acquisition of treasury shares                                               (2.7)           (1.7)
 -------------------------------------------------------------------------------------------------
 -------------------------------------------------------------------------------------------------
 Balance - end of year                                                         2.0             1.6
 -------------------------------------------------------------------------------------------------



16.      ACCUMULATED OTHER COMPREHENSIVE INCOME


Derivatives designated as cash flow hedges constitute the sole item in Accumulated Other Comprehensive Income. The changes that occurred during the year were as follows:


                                                                             2007            2006
                                                                              $               $
 -------------------------------------------------------------------------------------------------
 -------------------------------------------------------------------------------------------------

 Adjusted opening balance due to the new accounting policies adopted regarding financial instruments (net of income
   taxes of $0.2)  [note 3]                                                   0.4              --
 Change in fair value of derivatives designated during the
     period (net of income taxes of $0.4)                                     0.8              --
 -------------------------------------------------------------------------------------------------
 -------------------------------------------------------------------------------------------------
 Balance - end of year                                                        1.2              --
 -------------------------------------------------------------------------------------------------



17.     EMPLOYEE FUTURE BENEFITS

The Company maintains defined benefit and defined contribution plans for eligible employees, which provide to its beneficiaries pension, complementary benefit to retirement and post-retirement benefits based on number of years of service and for few plans base on average final pay. The benefit pension plans are capitalized with the Company' contributions and other benefit plans are funded by the beneficiaries. The Company also offers health care benefits, life insurance and other benefits for employees and eligible retirees.

The Company's defined benefit and defined contribution plan expenses were as follows as at September 29, 2007 and September 30, 2006, measurement dates:




                                                    2007                         2006
                                        ----------------------------   ---------------------------
                                        Pension plans    Other plans   Pension plans   Other plans
                                              $               $              $              $
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 Defined contribution plans                  25.0            0.5           22.1           0.3
 --------------------------------------------------------------------------------------------------
 Defined benefit plans
 Current service cost and plan's
 administration fees                         23.7            1.4           23.1           1.0
 Interest cost                               28.3            2.0           25.6           2.0
 Actual return on plan assets               (57.4)            --          (39.4)           --
 Actuarial (gain) loss                      (15.1)          (3.2)           4.1           4.8
 Plan amendments                              7.4           (1.3)           0.2            --
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                            (13.1)          (1.1)          13.6           7.8
 Difference between established cost and reported cost for fiscal year with respect to the following items:
    Difference between established
      return and actual return on plan       19.3            --             4.7           --
      assets
    Actuarial gain (loss)                    16.2            3.5           (2.9)         (4.6)
    Plan amendments                          (6.9)           1.0            0.1            --
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                             15.5            3.4           15.5           3.2
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

                                             40.5            3.9           37.6           3.5
 --------------------------------------------------------------------------------------------------



17.    EMPLOYEE FUTURE BENEFITS [Cont'd]

The information on defined benefit plans was as follows:




                                                     2007                          2006
                                         ---------------------------   ---------------------------
                                         Pension plans   Other plans   Pension plans   Other plans
                                               $               $             $              $
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 Accrued benefit obligations
 Balance at beginning of year                520.4           43.1          483.9          39.9
 Business acquisition                           --             --            2.1            --
 Current service cost                         23.2            1.4           22.6           1.0
 Interest cost                                28.3            2.0           25.6           2.0
 Participant contributions                     3.2             --            3.1            --
 Plan amendments                               7.4           (1.3)           0.2            --
 Benefits paid                               (24.7)          (3.6)         (21.2)         (4.6)
 Actuarial (gain) loss                       (15.1)          (3.2)           4.1           4.8
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
 Balance at end of year                      542.7           38.4          520.4          43.1
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 Plan assets
 Fair value at beginning of year             516.7             --          461.6            --
 Actual return on plan assets                 57.4             --           39.4            --
 Employer contributions                       21.4            3.6           34.3           4.6
 Participant contributions                     3.2             --            3.1            --
 Benefits paid                               (24.7)          (3.6)         (21.2)         (4.6)
 Plan's administration fees                   (0.5)            --           (0.5)           --
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
 Fair value at end of year                   573.5             --          516.7            --
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 Funded status - deficit                      30.8          (38.4)          (3.7)        (43.1)
 Unamortized past service costs                9.1           (1.1)           2.2            --
 Unamortized net actuarial (gain) loss       (23.5)           2.5           12.0           6.0
 Valuation allowance on accrued
    benefits assets                           (1.1)            --           (1.0)           --

 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
 Accrued benefit assets (obligations)         15.3          (37.0)           9.5         (37.1)
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
 Accrued benefit assets                       33.2              --          33.0            --
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
 Accrued benefit obligations                 (17.9)         (37.0)         (23.5)        (37.1)
 --------------------------------------------------------------------------------------------------




17.    EMPLOYEE FUTURE BENEFITS [Cont'd]

The pension plans were allocated as follow:



                                                    2007                         2006
                                         ---------------------------   ---------------------------
                                           Accrued     Fair value of     Accrued     Fair value of
                                           benefit        assets         benefit        assets
                                         obligations                   obligations
                                              $              $             $              $
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 Accrued benefit obligations exceeding
    fair value of assets                     190.4          135.0          272.7         215.8
 Fair value of assets exceeding
    accrued benefit obligations              390.7          438.5          290.8         300.9
 --------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------





Defined benefit plans other than retirement plans were not funded.

Total cash payments for employee future benefits, consisting of cash contributed by the Company to its funded pension plans and cash payments directly to beneficiaries for its unfunded other benefit plans was $24.8 in 2007 (2006 - $38.9).

The most recent actuarial valuations with respect to the capitalization of the Company's pension plans were prepared on various dates ranging from July 2004 to September 2006. The next valuations will be on various dates ranging from November 2007 to June 2009.

The plan assets are held in trust and their weighted average distributions as of the measurement dates, September 29, 2007, and September 30, 2006, were as follows:




                                                                              2007          2006
                                                                               %             %
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

Assets classes
Stocks                                                                        62             61
Bonds                                                                         34             36
Other                                                                          4              3
-------------------------------------------------------------------------------------------------


17.    EMPLOYEE FUTURE BENEFITS [Cont'd]

The principal actuarial assumptions used by the Company were as follows:



                                                   2007                          2006
                                       ----------------------------  ---------------------------
                                       Pension plans    Other plans  Pension plans   Other plans
                                             %               %             %              %
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

Accrued benefit obligations
Discount rate                               5.5             5.5           5.25           5.25
Compensation growth rate                    3.75            3.75          3.5            3.5

Cost of benefits
Discount rate                               5.25            5.25          5.25           5.25
Projected long-term return on plan
   assets                                   7.5             --            7.5            --
Compensation growth rate                    3.5             3.5           3.5            3.5
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------



For valuation purposes, the annual hypothetical growth rate of covered health care costs per participant was estimated at 9.5% in 2007 [2006 - 9.6%]. According to the assumptions retained, this rate should diminish gradually before stabilizing at 4.9% in 2016. A one-percentage-point increase or decrease in the hypothetical growth rate would have the following effects:




                                                                   1% increase     1% decrease
                                                                        $                $
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

Effect on the cost of recorded benefits                                 0.2             (0.2)
 Effect on accrued benefit obligations                                  2.9             (2.4)
--------------------------------------------------------------------------------------------------



18.    COMMITMENTS

Obligations under leases and service agreements

The Company has operating lease commitments, with varying terms through 2028, to lease premises and equipment used for business purposes. The minimum payment balance amounted to $1,242.4 as at September 29, 2007 [$1,212.8 as at September 30, 2006]. The minimum lease payments over the next fiscal years are as follows:
$144.2 in 2008; $140.3 in 2009; $127.0 in 2010, $113.8 in 2011; $104.1 in 2012
and $613.0 for 2013 and thereafter.

In addition, the Company has leases with varying terms through 2031, to lease premises which it sublets to clients, generally under the same terms and conditions. The minimum payment balance under these leases was $361.7 as at September 29, 2007 [$318.0 as at September 30, 2006] and the average annual payments for the next five years are $30.8.

The Company also has commitments under service contracts staggered over various periods through 2012. The minimum payment balance amounted to $220.6 as at September 29, 2007 [$239.8 as at September 30, 2006]. The minimum payments over the next fiscal years are as follows: $82.7 in 2008; $80.3 in 2009; $42.7 in 2010; $14.8 in 2011 and $0.1 in 2012.




19.    CONTINGENCIES

Endorsements

For certain of its customers with whom business relationships are established, the Company assumes a contingent liability as guarantor of lease agreements with varying terms through 2019 for which the average annual lease payments for the next five years are $1.2. The maximum contingent liability under these endorsements as at September 29, 2007 was $9.1. Also, the Company has endorsed loans granted to certain customers by financial institutions, with varying terms through 2015, for a maximum amount of $22.5. The balance of these loans as at September 29, 2007 was $22.5. In return, the Company holds a movable hypothec on the shares of the Company held by its customers, as well as second hypothecs on the inventories, movable goods, intangible goods and accounts receivable. The guarantees and hypothecs sufficiently cover the balance of these loans. No liability has been recorded in respect of these endorsements for the years ended September 29, 2007 and September 30, 2006.

19.    CONTINGENCIES [Cont'd]

Claims

In January 2007, the Company was named in a suit brought by beneficiaries of a multiemployer pension plan. They claim that plan assets were mismanaged and are seeking, among others, damages of $1 billion from the trustees and the employers. The Company is one of the 443 employers affected by the suit and did not participate in managing the plan. The Company forcefully contests the suit's merits and considers that it will have no future financial obligation relating to this recourse. The Company has recently received notice from counsel for the beneficiaries who brought this suit indicating that he has received instructions from his clients to discontinue the action against the employers including the Company.

In the normal course of business, various proceedings and claims are instituted against the Company. The Company contests the validity of these claims and proceedings and management believes that any forthcoming settlement in respect of these claims will not have a material effect on the financial position or on the consolidated earnings of the Company.


20.      RELATED PARTY TRANSACTIONS

During the year, sales to companies controlled by members of the Board of Directors totalled $23.7[2006 - $38.9] and no sales were done to an affiliated company [2006 - $3.5]. These transactions were conducted in the normal course of business and were accounted for at the exchange amount. As at September 29, 2007, accounts receivable included a balance of $0.7 [$0.7 as at September 30, 2006] resulting from these transactions.

As an integral part of the purchase for A&P Canada in 2005 an information system service agreement was entered into with A&P US to provide information system services to A&P Canada. The agreement covered a two-year period expiring on August 12, 2007. The costs related to information system services, have been established at approximately $20.0 per year, and totalled $14.8 for the year ended September 29, 2007 [2006 - $22.4 ].

21.     PRODUCTS SUBJECT TO PRICE REGULATION

The Company sells certain products subject to price regulation:

Drugs
In Quebec, the Minister of Health and Social Services establishes, by regulation, the list of drugs whose cost is covered by the basic prescription drug insurance plan and regulates the selling price of such drugs. The list of drugs is established pursuant to the Act respecting prescription drug insurance. A profit margin, under the government-determined ceiling, may be added to the set price pursuant to the Regulation respecting the conditions on which manufacturers and wholesalers of medications shall be recognized.

21.     PRODUCTS SUBJECT TO PRICE REGULATION [Cont'd]

In Ontario, the Ministry of Health and Long-Term Care establishes, by regulation, the list of drugs whose cost is covered by the Ontario Drug Benefit Act and regulates the selling price of such drugs.

Milk
Milk prices are regulated by the Act respecting the marketing of agricultural, food and fish products and the Reglement sur les prix du lait aux consommateurs. The Regie des marches agricoles et alimentaires du Quebec sets milk prices by determining the minimum and maximum prices based on the three regions covering the territory of the Province of Quebec.


Beer
Beer prices are regulated by the Act respecting liquor permits and the Regulation respecting promotion, advertising and educational programs relating to alcoholic beverages. The Regie des alcools, des courses et des jeux du Quebec sets beer prices based on the percentage of alcohol content.


Wine
Wine prices are regulated by the Act respecting the Societe des alcools du Quebec and the Regulation respecting the terms of sale of alcoholic beverages by holders of a grocery permit. The retail price of permitted alcoholic beverages may not be less than the retail price set by the Societe des alcools du Quebec.



The product price lists mentioned above are periodically updated. Sales of products subject to price regulation totalled $921.5 in 2007 [2006 - $873.3]. Sales accounting is the same whether the price is regulated or not.


22.     FINANCIAL INSTRUMENTS

In the normal course of business, the Company is exposed primarily to interest rate fluctuation risks. The Company manages these risks through the use of derivative financial instruments, that is, bond rate locks to lock in interest rates and interest rate swaps. The Company's management is responsible for determining acceptable levels of risk and uses the derivative financial instruments solely to hedge its existing liabilities or obligations, and not to generate a profit from trading transactions.

22.  FINANCIAL INSTRUMENTS [Cont'd]

Interest rate swaps were contracted in 2006 for a total notional amount of $150 of Credit Facility A. Those derivative financial instruments are used as hedges. Unrealized fair market gains or losses are not recognized. These contracts enable the Company to substitute the variable rate interest payments with fixed rate interest payments under the following conditions:





--------------------------- ------------------ -------------------- --------------------------------

        Objective              Fixed Rate        Notional amount               Maturity
                                    %                   $
--------------------------- ------------------ -------------------- --------------------------------
--------------------------- ------------------ -------------------- --------------------------------
Fixing debt cost                 3.9480                50                  November 23, 2008
Fixing debt cost                 3.9820                50                  December 16, 2009
Fixing debt cost                 4.0425                50                  December 16, 2010
--------------------------- ------------------ -------------------- --------------------------------
--------------------------- ------------------ -------------------- --------------------------------






Fair value

The financial instruments' book and fair values were as follows:





                                        As at September 29, 2007      As at September 30, 2006
                                        -------------------------    -----------------------------
                                        Book value     Fair value    Book value     Fair value
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

Investments and other assets
Available-for-sale financial assets
  Investments in companies                  0.1             0.1           0.1            0.1
Loans and receivables
  Loans to certain customers                9.1             9.1           8.6            8.6
Derivatives designated as cash flow
   hedges
  Interest rate swaps                       1.8             1.8            --            0.6
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

Long-term debt
Other financial liabilities
Credit facility A                         394.5           394.5         469.3          469.3
Series A notes                            200.0           186.2         200.0          199.8
Series B notes                            400.0           356.6         400.0          410.3
Loans                                      10.7            10.7          10.4           10.4
Obligations under capital leases           38.8            50.2          44.2           53.7
--------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                        1,044.0           998.2       1,123.9        1,143.5
--------------------------------------------------------------------------------------------------




22.  FINANCIAL INSTRUMENTS [Cont'd]

The fair value of cash and cash equivalents, accounts receivable, bank loans and accounts payable approximates their carrying value because of the short-term maturity of these instruments.

The fair value of investments in companies, public companies for the most part, is evaluated based on stock market prices at the balance sheet date.

The fair value of loans to certain customers, credit facilities and loans payable is equivalent to their carrying value since their interest rates are comparable to market rates.

The fair value of the derivative financial instruments generally reflects the estimates of the amounts the Company would receive by way of settlement of favourable contracts or that it would pay to terminate unfavourable contracts at the balance sheet date. These fair values are estimated using the current market interest rate and compare with prices obtained from major financial institutions.

The fair value of notes represents the obligations that the Company would have to face in the event of the negotiation of similar notes under current market conditions.

The fair value of the obligations under capital leases represents the obligations that the Company would have to face in the event of the negotiation of similar leases under current market conditions.


Credit risk

The Company sells its products to numerous customers in Canada. The Company performs ongoing credit evaluations of its customers. As at September 29, 2007 and September 30, 2006, no customer accounted for over 10% of total accounts receivable.

The Company is subject to risk related to the off-balance-sheet nature of derivative financial instruments, whereby counterparty failure would result in economic losses or favorable contracts. However, as the counterparties to these derivative financial instruments are major financial institutions, the Company expects that they will satisfy their obligations under the contracts.


23.   SUBSEQUENT EVENT


On November 29, 2007, the Company took advantage of an option to purchase shares that had been granted by The Great Atlantic & Pacific Tea Company (A&P US), purchasing 1.5 million Class A Subordinate Shares sold by A&P US for a total amount of $40.9. The shares purchased were cancelled and recorded as part of the Company's share program.

24.     RECONCILIATION OF CANADIAN GAAP TO UNITED STATES GAAP

The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP), which differ in certain respects from accounting principles generally accepted in the United States (US GAAP). The following tables and disclosures represent the principal reconciling items between US GAAP and Canadian GAAP affecting the consolidated statements of earnings and retained earnings and the consolidated balance sheet.

The reconciliation of net earnings in accordance with Canadian GAAP to conform to US GAAP is as follows:




                                                                                 2007          2006
                                                                                  $              $
                                                                Notes         [52 weeks]     [53 weeks]
 -------------------------------------------------------------------------------------------------------
 -------------------------------------------------------------------------------------------------------

 Net earnings in accordance with Canadian GAAP                                   276.6          253.0

 Leases, net of income taxes of $0.8 ($0.5 in 2006)              5                (1.7)          (1.3)
 Post employment benefits, net of income taxes of $1.5           4
    (($1.1) in 2006)                                                               3.3           (2.5)
 ------------------------------------------------------------------------------------------------------
                                                                                   1.6           (3.8)
 ------------------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------------------
 Net earnings in accordance with US GAAP                                         278.2          249.2
 ------------------------------------------------------------------------------------------------------

The reconciliation of retained earnings in accordance with Canadian GAAP to conform to US GAAP is as follows:

                                                                                2007           2006
                                                                                 $              $
                                                                 Notes        [52 weeks]     [53 weeks]
 ------------------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------------------

 Retained earnings at beginning of year in accordance with
    Canadian GAAP                                                             1,013.2         807.7

 Leases, net of income taxes of $0.9 ($0.4 in 2006)               5              (2.2)         (0.9)
 Post employment benefits, net of income taxes of $4.5
    ($3.4 in 2006)                                                4             (10.1)         (7.6)
 ------------------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------------------

 Retained earnings at beginning of year in accordance with US
    GAAP                                                                      1,000.9         799.2
 Net earnings in accordance with US GAAP                                        278.2         249.2
 Dividends                                                                      (51.8)        (47.5)
 Share redemption premium                                                       (23.7)           --
 ------------------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------------------
 Retained earnings at the end of year in accordance with US GAAP
                                                                              1,203.6       1,000.9
 ------------------------------------------------------------------------------------------------------



24. RECONCILIATION OF CANADIAN GAAP TO UNITED STATES GAAP [Cont'd]


The comprehensive income under US GAAP is as follows:




                                                                                 2007          2006
                                                                                   $             $
                                                                 Notes        [52 weeks]    [53 weeks]
 ------------------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------------------

 Net earnings in accordance with US GAAP                                         278.2         249.2

 Other comprehensive income
     Derivative financial instruments, net of income taxes of
     $0.4 ($0.2 in 2006)                                        1 and 2            0.8           2.2
     Minimum pension liability, net of income taxes of $0.2.5       3              5.6           --
 -----------------------------------------------------------------------------------------------------
 Comprehensive income in accordance with US GAAP                                 284.6         251.4
 ------------------------------------------------------------------------------------------------------


The reconciliation of cash flows under Canadian GAAP to conform to US GAAP is as follows:


                                                                                2007          2006
                                                                                  $             $
                                                                 Notes        [52 weeks]   [53 weeks]
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------

 Operating activities under Canadian GAAP                                        363.3         392.0
 Net earnings                                                                      1.6          (3.8)
 Depreciation and amortization                                                     2.9           2.4
 Future income taxes                                                               0.7          (6.0)
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
 Operating activities under US GAAP                                              368.5         384.6
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------

 Investing activities under Canadian GAAP                                       (258.9)       (181.9)
 Acquisition of fixed assets                                                     (14.1)        (24.0)
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
 Investing activities under US GAAP                                             (273.0)       (205.9)
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------

 Financing activities under Canadian GAAP                                       (169.6)       (138.2)
 Increase of other long-term liabilities                                          14.1          24.0
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
 Financing activities under US GAAP                                             (155.5)       (114.2)
 ---------------------------------------------------------------------------------------------------




24. RECONCILIATION OF CANADIAN GAAP TO UNITED STATES GAAP [Cont'd]




                                                               2007                     2006
                                                                 $                       $
                                                           [52 weeks]               [53 weeks]
                                                    --------------------------------------------------
                                           Notes      Canadian       US        Canadian       US
                                                        GAAP        GAAP         GAAP        GAAP
 -----------------------------------------------------------------------------------------------------
 -----------------------------------------------------------------------------------------------------

 Sales                                                10,644.6     10,644.6    10,944.0    10,944.0
 Cost of sales and operating expenses      2 and 3    10,013.9      9,989.7    10,327.8    10,315.3
 Share of earnings in public company
 subject to significant influence                        (25.3)       (25.3)      (22.3)      (22.3)
 Integration and rationalization costs                    30.5         30.5        28.0        28.0
 -----------------------------------------------------------------------------------------------------
 -----------------------------------------------------------------------------------------------------
 Earnings before interest, taxes,
    depreciation and amortization                        625.5        649.7       610.5       623.0
 Depreciation and amortization                3          165.7        168.6       177.9       180.3
 -----------------------------------------------------------------------------------------------------
 -----------------------------------------------------------------------------------------------------
 Operating income                                        459.8        481.1       432.6       442.7

 Interest, net
 Short term                                               (2.7)        (2.7)       (1.9)       (1.9)
 Long term                                    3           64.3         83.3        70.6        86.1
 -----------------------------------------------------------------------------------------------------
 -----------------------------------------------------------------------------------------------------
                                                          61.6         80.6        68.7        84.2
 -----------------------------------------------------------------------------------------------------
 -----------------------------------------------------------------------------------------------------
 Earnings before income taxes                            398.2        400.5       363.9       358.5
 Income taxes                              2 and 3       125.2        125.9       107.0       105.4
 -----------------------------------------------------------------------------------------------------
 Earnings before minority interest                       273.0        274.6       256.9       253.1
 Minority interest                                        (3.6)        (3.6)        3.9         3.9
 -----------------------------------------------------------------------------------------------------
 -----------------------------------------------------------------------------------------------------
 Net earnings                                            276.6        278.2       253.0       249.2
 -----------------------------------------------------------------------------------------------------
 -----------------------------------------------------------------------------------------------------

 Earnings per share
 Basic                                                    2.40         2.40        2.21        2.17
 Fully diluted                                            2.37         2.37        2.18        2.15
 -----------------------------------------------------------------------------------------------------


24. RECONCILIATION OF CANADIAN GAAP TO UNITED STATES GAAP [Cont'd]



                                                                 2007                  2006
                                                                  $                      $
                                             Notes      Canadian       US      Canadian      US
                                                          GAAP        GAAP       GAAP       GAAP
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
 ASSETS
 Current assets
 Cash and cash equivalents                                100.5        100.5       165.7      165.7
 Accounts receivable                                      327.8        327.8       302.1      302.1
 Inventories                                              588.2        588.2       565.5      565.5
 Prepaid expenses                                          12.1         12.1        11.3       11.3
 Future income taxes                                       26.1         26.1        16.7       16.7
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
                                                        1,054.7      1,054.7     1,061.3    1,061.3
 Investments and other assets                   4         151.0        151.0       117.9      118.5
 Fixed assets                                   3       1,202.8      1,312.8     1,129.9    1,228.5
 Intangible assets                                        342.1        342.1       331.7      331.7
 Goodwill                                       3       1,490.1      1,493.0     1,490.1    1,493.0
 Accrued benefit assets                         2          33.2         47.6        33.0       25.0
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
                                                         4,273.9     4,401.2     4,163.9    4,258.0
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities
 Bank loans                                                  0.1         0.1         0.3        0.3
 Accounts payable                                        1,043.6     1,043.6     1,049.5    1,049.5
 Income taxes payable                                       20.3        20.3        36.8       36.8
 Current portion of long-term debt                           5.1         5.1         7.3        7.3
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
                                                         1,069.1     1,069.1     1,093.9    1,093.9
 Long-term debt                                          1,038.9     1,038.9     1,116.6    1,116.6
 Accrued benefit obligations                 1 and 2        54.9        54.3        60.6       69.3
 Future income taxes                        1, 2, 3        139.0       140.4       115.0      107.7
                                              and 4
 Other long-term liabilities                    3           33.7       153.8        44.2      150.2
 Minority interest                                           6.0         6.0         9.8        9.8
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
                                                         2,341.6     2,462.5     2,440.1    2,547.5
 ---------------------------------------------------------------------------------------------------

 Shareholders' equity
 Capital stock                                             714.8       714.8       709.0      709.0
 Contributed surplus                                         2.0         2.0         1.6        1.6
 Retained earnings                           2 and 3     1,214.3     1,203.6     1,013.2    1,000.9
 Accumulated other comprehensive income     1, 4 and 5       1.2        18.3          --       (1.0)
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
                                                         1,932.3     1,938.7     1,723.8    1,710.5
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
                                                         4,273.9     4,401.2     4,163.9    4,258.0
 ---------------------------------------------------------------------------------------------------


24. RECONCILIATION OF CANADIAN GAAP TO UNITED STATES GAAP [Cont'd]

Reconciling items


1) Minimum pension liability

Under US GAAP, if the accumulated benefit obligation exceeds the market value of plan assets, a minimum pension liability for the excess is recognized to the extent that the liability recorded in the balance sheet is less than the minimum liability. Any portion of the additional liability that relates to unrecognized past service costs is recognized as an intangible asset while the reminder is charged to other comprehensive income. The concept of additional minimum liability does not currently exist under Canadian GAAP.

2) Post employment benefits

Under US GAAP, SFAS 112 "Employer's Accounting for Post employment Benefits", specifies that post-employment benefits, such as disability-related benefits, that do not vest or accumulate are recognized immediately when the event that gives rise to the benefits occurs because all the conditions to accrue a liability have been rendered. Similarly, gains or losses are recognized in the year of their occurrence. Under Canadian GAAP, Section 3461 allows the entity to recognize gains or losses related to post-employment benefits either immediately in the period in which they arise or over a period linked to the type of benefit. Under Canadian GAAP, the Company recognizes post-employment benefits gains or losses over a period linked to the type of benefit.

3) Lessee involvement in Asset Construction

Under US GAAP, the Emerging Issue task Force ("EITF") 97-10 "The effect of lessee involvement in Asset Construction" establish criteria to use to determine whether a company is deemed the owner of the construction projects during the construction period. As a result, the Company is deemed the owner of certain of its current lease during the construction period. Therefore, landlord reimbursements are recorded as long-term real estate liability and the construction costs included in fixed assets.

In all these situations, upon completion of the construction, the Company was unable to meet the requirements under SFAS 98 "Accounting for Leases to qualify for sale-leaseback". Therefore, the asset is amortized in accordance with the Company's Accounting policy, and the real estate liability is amortized as interest expense based on the effective interest method.

Under Canadian GAAP, rules related to lessee involvement in asset construction does not currently exist and therefore these transactions are accounted as operating leases, in accordance with Section 3065 "Leases".

As a result, the A&P Canada's purchase equation has to be modified to include the impact of the revaluation of the fixed assets and long term real estate liability.

24.      RECONCILIATION OF CANADIAN GAAP TO UNITED STATES GAAP [Cont'd]


4) Interest rate swaps and forward contracts

The Company has outstanding interest rate swaps and forward contracts, designated as cash flow hedges. Under US GAAP, the Company adopted the FASB statement of Financial Accounting Standards ("SFAS") 133, "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS 138, "Accounting for certain Derivative Instruments and Certain Hedging Activities". In accordance with these statements, the Company has recorded in its balance sheets the fair value of interest rate swaps and forward contracts. Changes in the fair value of these instruments are recorded in Other Comprehensive Income, a separate component of shareholders' equity until the underlying transaction is recorded in earnings since they qualify as cash flow hedges.

Under Canadian GAAP, until the adoption of sections 3855 and 3865, derivative financial instruments qualifying for hedge accounting were not recognized on balance sheet. Canadian GAAP had been substantially harmonized with US GAAP, for the Company, on October 1, 2006.

5) Comprehensive income

US GAAP requires disclosure of comprehensive income, which comprises income and other component of comprehensive income. Other comprehensive income includes items that cause changes in shareholders' equity but are not related to share capital or net earnings. Under Canadian GAAP, the requirement to report comprehensive income has started for the Company, on October 1, 2006, with the adoption of Section 1530 "Comprehensive Income". Canadian GAAP had been harmonized with US GAAP.



25.   COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform with the presentation adopted in the current year.